Exhibit 10.1

PHARMERICA CORPORATION

Restricted Stock Agreement

This Restricted Stock Agreement (the “Agreement”), effective as of August     , 2007 (the “Date of Grant”), is entered into by and between PharMerica Corporation, a Delaware corporation (the “Company”), and Gregory Weishar (the “Recipient”), an individual providing services as Chief Executive Officer of the Company.

WHEREAS, on January 14, 2007, the Company and the Recipient entered into a letter agreement outlining the terms of the Recipient’s employment with the Company (the “Letter Agreement”);

WHEREAS, the Letter Agreement provides, in part, that following the closing of the transaction contemplated by the “Master Transaction Agreement,” dated October 25, 2006, and signed by and between AmericsourceBergen Corporation and Kindred Healthcare, Inc. (together with the other parties named in such Master Transaction Agreement) (the “Closing”), the Company will grant to the Recipient shares of restricted stock representing .75% of the total Fair Market Value of the Company’s common stock (“Stock”) outstanding immediately after the Closing (the “Award”);

WHEREAS, in accordance therewith, the Award is made pursuant to the PharMerica Corporation 2007 Omnibus Incentive Plan (the “Plan”); and

WHEREAS, all capitalized terms not defined herein shall first have the meaning as set forth in the Letter Agreement, and if not so defined therein, then in the Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein:

1. Award of Restricted Stock. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Recipient [                    ] shares of Stock (the “Restricted Stock”). The extent to which the Restricted Stock become vested and non-forfeitable shall be determined in accordance with the provisions of Section 2 of this Agreement.

The Recipient’s right, if any, to continue to serve the Company as Chief Executive Officer will not be enlarged or otherwise affected by the receipt of this Award, and the receipt of the Restricted Stock will not in any way restrict the right of the Company to remove the Recipient at any time from such position.

2. Vesting and Exercise of Option. Except as otherwise provided herein, the Restricted Stock awarded to the Recipient pursuant to this Agreement shall vest and no be longer subject to any restrictions as follows:

(a) Vesting. Subject to Section 2(b) below and the Recipient’s continued employment with the Company, the Recipient shall become vested in the Restricted Stock in accordance with the following schedule:

Vesting Date	Total Number of Shares of Restricted Stock Vested	Total Percentage of Award Vested
January 1, 2008	[ ]	25%

December 31, 2008	[ ]	50%

December 31, 2009	[ ]	75%

December 31, 2010	[ ]	100%

(b) Acceleration of Vesting of Award.

(i) If the Recipient’s employment is terminated by the Company without Cause or the Recipient resigns from employment with Good Reason prior to the end of the Term of the Letter Agreement, the Award shall become vested (to the extent the Award is not vested at the Termination Date) to the extent that it would have become vested on or before the third anniversary of the Recipient’s Termination Date had the Recipient’s employment continued through such third anniversary.

(ii) In the event of the Recipient’s termination of employment by reason of an expiration of the Term due to the Company’s delivery of written notice of non-renewal, the Award shall become vested (to the extent the Award is not vested at the Termination Date) to the extent that it would have become vested on or before the second anniversary of such Termination Date had the Recipient remained employed by the Company through such second anniversary.

(iii) In the event of the Recipient’s termination of employment by reason of an expiration of the Term due to the Recipient’s delivery of written notice of non-renewal, or a termination of the Recipient’s employment due to the Recipient’s death or disability, the Award shall become vested (to the extent the Award is not vested at the Termination Date) to the extent that it would have become vested on or before the first anniversary of such Termination Date had the Recipient remained employed by the Company through such first anniversary.

(iv) If a Change in Control occurs, the Award shall become fully vested upon the effective date of the Change in Control.

3. Dividend Rights. The Recipient shall have a right to receive cash dividends, to the extent cash dividends are declared by the Board of Directors, which are paid with respect to his Restricted Stock after the Date of Grant.

4. Rights as a Shareholder. [Except as otherwise provided in this Agreement, neither the Recipient nor any executor or administrator of the Recipient’s estate shall be, or have any of the rights or privileges of, a stockholder of the Company in respect of any unvested Restricted Stock unless and until such shares have been fully vested.] [The Recipient shall have a right to vote the Restricted Stock related to his Award after the Date of Grant until the date on which the Recipient’s interest in such Restricted Stock has been forfeited in accordance with Section 8 of this Agreement.]

5. Payment of Withholding Taxes. At such time as any shares of Restricted Stock become vested pursuant to Section 2 above, the Recipient (or his personal representative) shall deliver to the Company, within ten (10) days after the occurrence of the vesting event specified in Section 2 above (or in the event of death, within ten (10) days of the appointment of the personal representative) (a “Vesting Date”), the amount of the Recipient’s withholding tax obligations in any of the following manners: (a) in cash (including by wire transfer or by a personal check backed by sufficient funds); (b) by surrendering vested and nonforfeitable securities of the class then subject to the Award with an aggregate Fair Market Value on the date of exercise equal to total amount owed by the Recipient; (c) in any other manner previously approved by the Board or the Committee; or (d) through any combination of the foregoing. Failure to tender the required withholding taxes will result in a delay of the delivery of the Restricted Stock. Upon receipt of payment in full of all withholding tax obligations, the Company shall cause a certificate representing the vested Restricted Stock (which then will be unrestricted) to be issued and delivered to the Recipient.

6. Restrictions on Transfer. The Recipient shall not have the right to make or permit to occur any transfer, pledge or hypothecation of all or any portion of unvested Restricted Stock, whether outright or as security, with or without consideration, voluntary or involuntary. Any transfer, pledge or hypothecation not made in accordance with this Agreement shall be deemed null and void.

7. 83(b) Election. The Recipient, having been granted Restricted Stock subject to a “substantial risk of forfeiture,” may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to include in his gross income the fair market value (determined without regard to the restrictions) of such Restricted Stock as of the Date of Grant. If the Recipient makes the Section 83(b) election, the Recipient shall (i) make such election in a manner that is satisfactory to the Company, (ii) provide the Company with a copy of such election, (iii) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) agree to such federal and state income withholding as the Company may reasonably require in its sole and absolute discretion.

8. Forfeiture. Except as otherwise provided under Section 2 of this Agreement, in the event that the Recipient’s employment with the Company terminates for any reason before all of the shares of the Restricted Stock become vested in accordance with Section 2 of this Agreement, the Recipient’s unvested shares of Restricted Stock shall be forfeited as of the Recipient’s Termination Date.

9. Effect of Changes in Capitalization. In the event of any change in the outstanding Common Stock or other securities then subject to the Award by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting those securities, the Board, or the Committee, shall make proportionate adjustments to prevent diminution or enlargement of the Recipient’s rights under the Award on a basis that is no less favorable to the Recipient than that which applies to other then-outstanding compensatory restricted stock grants generally.

10. Interpretation of this Agreement. All decisions and interpretations made by the Board with regard to any question arising under this Agreement shall be final, binding and conclusive on the Company and the Recipient and any other person entitled to rights under this Agreement as provided for herein.

11. Governing Law. This Agreement is executed and delivered pursuant to and shall be governed by the laws of the State of Delaware (but not including the choice of law rules thereof).

12. Binding Effect. Subject to all restrictions provided for in this Agreement and by applicable law relating to assignment and transfer of this Agreement and the Award provided for herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

13. Notice. Any notice under this Agreement shall be in writing and shall be deemed effective if delivered in person, by courier service, or five days after deposit in the U.S. Mail, postage prepaid, for delivery as registered or certified mail, using the addresses provided by the Letter Agreement.

14. Amendment. No provision of this Agreement may be amended, nor may application of any of its provisions be waived, without the prior written consent of the Recipient and the Company.

15. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior understandings and agreements written or oral, of the parties hereto with respect to the subject matter hereof. There is no representation or statement made by any party on which another party has relied which is not included in this Agreement. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated except by a written instrument signed by the Company and the Recipient; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Recipient hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

16. Execution. This Agreement may be executed in any number of counterparts which together will constitute one agreement. Signatures delivered via facsimile (including, without limitation, by e-mail) shall be effective for all purposes.

17. Assignment. This agreement will be binding on and inure to the benefit of the parties’ respective successors and permitted assigns, heirs and legal representatives. The rights and obligations described in this Agreement may not be assigned by either party without the prior consent of the other party.

18. Section 409A. The parties agree to use good faith efforts to ensure that the Option and this Agreement will be administered in a manner so as to comply with Section 409A of the Code and to use good faith efforts to amend this Agreement when necessary to avoid the additional tax under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, or caused this Agreement to be duly executed and delivered on his or its behalf, as of the day and year first above written.

PHARMERICA CORPORATION

BY:

DATE:

RECIPIENT

DATE:

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